Exhibit (d)(iii)
April 30, 2011
Marie Chandoha,
President and Chief Executive Officer,
Schwab Annuity Portfolios
211 Main Street
San Francisco, CA 94105
Re: Schwab Annuity Portfolios
Dear Ms. Chandoha:
This letter will confirm our agreement to limit net operating expenses of the following portfolios, as noted in the table below and described in the portfolios’ registration statement filed with the Securities and Exchange Commission.

Net Operating Expense
Portfolio	Limit	Guaranteed Limit
Schwab Money Market Portfolio	50 bp expires	4/29/2013
Schwab MarketTrack Growth Portfolio II	50 bp expires	4/29/2013
Schwab S&P 500 Portfolio	28 bp expires	4/29/2013
Sincerely,

/s/ George Pereira	/s/ Jennifer Hafner

George Pereira,	Jen Hafner,
Senior Vice President and Chief Financial Officer, Charles Schwab Investment Management, Inc.	Vice President, Client Solutions
CC:	Shelley Harding Charlotte Lay Erica Gates Diane Chui James Pierce Zuogang Gao Mini Jande James Panganiban James Giblin Galina Gelfer

Acknowledged by:
/s/ Marie Chandoha
Marie Chandoha,
Executive Vice President, Investment Management Services